Third Quarter 2015 Earnings Release Conference Call
October 21, 2015

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today. On the call with me is Kevin Bradley, Senior Vice President and Chief Financial Officer; Kevin O'Reilly, Vice President of Operational Finance; and Tom Gelston, Vice President of Investor Relations. Also participating on the call and available for your questions is the Terex leadership team, including our business segment presidents.

As usual, a replay of this call will be archived on the Terex website, www.terex.com, under Audio Archives in the Investor Relations section. I will begin with some overall commentary and highlights. Kevin will follow with a more detailed financial report. I will then provide some specific segment information and an overall summary before we open it up to your questions.  We will be following the presentation that accompanied the earnings release and is available on our website. I would like to request that you ask one question and a follow-up in order to give everyone a chance to participate.

Let me direct your attention to page 2 of the presentation, which is the forward-looking statement and non-GAAP measures explanation. We encourage you to read this as well as other items in our disclosures because the information we will be discussing today does include forward-looking material.

Turning to page 3, the third quarter was a solid quarter overall, with several areas showing notable year-over-year improvements. Our Aerial Work Platforms (AWP) and Materials Processing (MP) businesses had excellent profitability with strong incremental margins. For the Company overall, the adjusted operating margin was 70 basis points above last year which supports progress from our internal cost and productivity initiatives. Lastly, bookings were up in four of our five segments compared with a year ago, but clearly the environment remains challenging. Looking forward, we continue to experience shifting global market conditions. The U.S. market is flat overall for us, although in key categories such as cranes it is quite negative. The market in general continues to be negatively impacted by lower oil and gas investments. Europe is mixed, as it has been for a while. China growth is slowing, Brazil falling and Australia is bouncing along the bottom.

The overall pricing environment remains a headwind for the industry, and we are not immune, nor are our suppliers. Consequently, material cost reductions remain ahead of expectation, offsetting some of the price driven margin squeeze we have experienced. In total, we had a respectable quarter in a challenging environment. Kevin will now walk you through the detailed operating performance summaries beginning on page 4.

Kevin Bradley - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you Ron and good morning everyone. I will be reviewing results for the third quarter of 2015 and comparing them to prior year results. Let’s turn to Page 4 which bridges the change in net sales. Net sales for the quarter of $1.64 billion decreased from the prior year by 9% or $169 million, driven primarily by changes in foreign exchange rates which accounted for about 90% of the decline. Given the significance of currency on the year-over-year comparison, I will discuss net sales on a constant-currency basis to provide a better understanding of the underlying performance in the business.

In our AWP segment, excluding the impact of currency, sales were essentially flat. The business recorded growth in many markets around the world including China, the Middle East and continued growth in Europe, to name a few. This growth, however, was offset by a decline in North America, primarily driven by the impact of oil and gas as large rental companies continue to rebalance their fleets. The Brazilian economy continued to present a challenge in the quarter for AWP.

If we remove the impact of the ASV divestiture, the Construction segment is up on a year-over-year, constant-currency basis. This improvement was primarily driven by our concrete mixer truck business in that segment. The Cranes segment, excluding the impact of currency, is up 9% compared to the third quarter of 2014. This was driven by growth in our cranes products in Europe and a small acquisition in our Utilities business. The Material Handling and Port Solutions (MHPS) segment, excluding the impact of currency, was down 9% driven by a combination of lower port automation sales during the quarter as well as reduced demand in China, Brazil, and South Africa in our Material Handling business. We also had a small divestiture in our Material Handling Australia business in 2014 which negatively impacted the year-over-year comparable. The MP segment, excluding the impact of currency and acquisitions, is up year over year driven primarily by sales growth in India.

Page 5 shows that, despite the decline in sales, operating profit on an as adjusted basis for the quarter was essentially flat at $127 million compared $128 million last year, as operating margins expanded 70 basis points to 7.7% for the quarter. For AWP, increased productivity and lower material costs more than offset lower sales and pricing headwinds. A less favorable product mix and continued pricing pressure in our Cranes segment drove margins down 1.1 percentage points with lower RT and pick and carry crane sales. For MHPS, the primary drivers of the operating profit decline were lower sales and an unfavorable mix in both the Material Handling and Port Solutions businesses. These headwinds more than offset the benefits of restructuring and improvement initiative savings in the quarter. The MP segment produced a strong quarter with margins expanded to 10.7%, nearly doubling year over year. Increased productivity and a positive impact from acquisitions in MP drove the improvement in operating profit.

Page 6 shows the comparative quarterly income statement on both an as reported and as adjusted basis. During the quarter we had $18.6 million in adjustments or $0.17 per share. These adjustments related to merger costs associated with the Konecranes transaction, certain restructuring costs as well as a historical product campaign. This compares to adjustments of $9.1 million or $0.08 per share in last year’s third quarter. My comments will focus on the as adjusted comparisons. Gross margin, increased 0.6 percentage points to 20.9% from the prior year as gains in our AWP and MP businesses were partially offset by unfavorable product mix in our Cranes and MHPS businesses. SG&A, as a percentage of sales was essentially flat at 13.2% for the quarter versus 13.3% in the prior year, but declined $24 million in line with the sales decline. You can also see the operating profit expanded 70 basis points as discussed on the prior page.

Net interest and other expense decreased versus the prior year driven largely by lower interest rates under our credit facility and the maturity of our converts this past June. The effective tax rate, was 35.6% in the third quarter compared to 32% in the prior year quarter. This difference was mainly due to the current period’s increase in provisions for uncertain tax positions, other discrete items, and the impact of losses not benefitted. For the full year we see the tax rate being in the previously provided guidance range of 30% -32%.

For the quarter, earnings per share, was $0.58, down a penny from the prior year. EBITDA for the quarter was $152.3 million or 9.3% of net sales compared to 9.1% in the prior year quarter. Net working capital as a percentage of annualized sales remained high at 27.9%, up from the prior year’s quarter of 25.9%. The biggest driver is a decrease in customer advances, normally associated with our Port Solutions business. Return on invested capital was essentially flat at 9.7% compared to 9.8% in the prior year.

Page 7 provides a bridge breaking down the $11 million increase in liquidity for the quarter. Free cash flow (which we define as cash from operations less capex, but excluding the impact of Terex Financial Services (TFS)) was $62 million. During the quarter, we had a usage of $24 million in TFS as we continue to grow and expand this business. Our dividend represented a use of $7 million. We completed M&A activity in quarter, primarily related to our MP business, representing a use of cash of approximately $12 million. And lastly, changes in the value of the U.S. Dollar versus other currencies negatively impacted liquidity by $8 million. And with that, let me turn it back to Ron.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Thank you, Kevin. On page 8 we’ve presented our geographic revenue footprint. Our largest market remains North America, which showed a decline of 2% for the quarter on a year-over-year basis, but makes up 43% of our revenue base, compared with 40% in the year ago quarter. Most of our markets were down year over year, with the lone exception being the “other” category, largely influenced by large port equipment sales in the Middle East. When the impact of currency is removed, the major markets of North America, Europe and Latin America were generally in-line with, or just slightly below, the prior year’s results. Europe continues to represent about 30% of our overall business, and Asia/Oceania about 12%. Overall, sales from the rest of the world markets remained stable at 27% of total sales.

Now I would like to take a few minutes to provide a quick review of each segment, starting with AWP on page 9. AWP is reasonably positioned going into the fourth quarter with a higher backlog than a year ago, at $298 million, including the headwind from currency. Both the net bookings and the book to bill ratio are the highest they have been for a Q3 reporting period dating back several years, including the four data-points highlighted on the chart in the lower right hand side of this page. However, we are watching our markets very closely, particularly North America, where the ripple effect of the oil and gas impact is clearly being felt. We do expect some customers to be more cautious, but there is also some offsetting optimism among other customers. We are also seeing some pricing intensity, which we expect to be more or less offset by improvements in material costs. Overall, this business continues to perform as expected.

Next, our Construction business is highlighted on page 10. Backlog for the business stands at $119 million, down from $132 million achieved in the prior year’s third quarter, or $123 million if you pull out ASV. Adjusted for the impact of currency in the backlog, the Construction business actually shows an improvement compared with year ago excluding ASV. Similar to the first two quarters of this year, Construction’s improvement is from the North American concrete truck business, and, to a lesser extent, the site dumper business, both of which products are represented with the photos on this page. The material handling business has stabilized, but at a relatively low level, mainly due to very lower scrap steel pricing. And as mentioned last quarter, our European compact construction business remains soft, especially in Germany and central Europe, and our backhoe product, in general, and in India specifically, was fairly weak in the quarter.
On page 11 we show our Cranes business, which continues to operate in a fairly weak demand environment. Although backlog is down versus the prior year, the book-to-bill in the quarter was a small improvement over the prior year’s results, at 76% versus 69%. In absolute terms, bookings were up 6% despite significant year-over-year currency headwinds. Rough terrain cranes remain weak overall. The strongest performer in this segment continues to be our Utilities business, although the rate of growth is moderating. Lastly, we don’t expect to see much change in the challenging markets of the Americas and Australia for our main mobile crane products. Order levels from these markets remain disappointing. We have to continue to work on improving our competitiveness in this segment which is being led by Ken Lousberg the new segment president.

Turning to page 12, our MHPS business backlog decline reflects the delivery of the substantial port automation projects that took place in 2014. Our backlog is down versus the third quarter of 2014 by approximately 23%, but much of that change can be isolated to the automation product order book, as is illustrated by the shaded part of the bar graphs on this page. Automation orders are hard to come by and difficult to predict – it is a lumpy business. For perspective, the total backlog declined about 7% as a result of currency alone. Both bookings and the book-to-bill ratio were meaningfully better than year ago levels, up 11% on bookings and up to 93% from the prior year 66% book-to-bill ratio. Our Material Handling business maintained a steady order book and entered the fourth quarter with an FX-neutral backlog about equal to last year. We are making positive changes in that business including the recent launch of our new modular Demag rope hoist that you can see pictured on the page. This is an exciting product we just introduced that reflects a year and half of development. We expect it to be a highly competitive, sought after product in the coming year. We continue to see demand for port equipment below expectations, with the exception of the mobile harbor crane area that is gaining some momentum, after a particularly weak first quarter. This softness in port equipment will be mostly offset with improvement initiatives, and we expect the fourth quarter of 2015 to have operating margins similar to last year despite the lower sales level.

Lastly, on page 13 we discuss the MP business. This business continues to perform steadily in terms of demand, posting a relatively strong book-to-bill ratio for the third quarter, and an improved backlog versus the prior year. In 2014 we invested in new products to expand our portfolio into aggregate washing systems and recycling, and the integration of these products and some targeted acquisitions continues on track. The North American market is the principle driver for improved performance. However, low commodity prices and the general persistent weakness in the mining sector remain a headwind for this business, especially in markets such as Australia and Russia.

Turning to page 14, in summary, we have performed reasonably well in a challenging environment. Generally speaking, we do not see our markets improving in the near term, but as mentioned previously, our improvement initiatives are offsetting these challenges and perhaps adding a little extra. Regarding the full year outlook, we are expecting to be at or near the low end of the previously announced earnings guidance. The merger with Konecranes continues and it is progressing as planned. We continue to target a first half 2016 closing.

Let me end by saying that it has been a privilege for me to lead and help build Terex for the last 23 years. For some of you who are new to this journey it has been perhaps a bit rocky over the past few years. This is both a reflection of our industry and what it takes to compete in a cyclical, low-barrier-to-entry business. But for others of you that have been around a little longer, you have seen this Company built and rebuilt numerous times. I am delighted that we have been able to attract such a competent and excellent leader as John Garrison. I am excited to have many of you meet him in the coming months. But I am also proud of the work that has been done over the years by the Terex team at large – my executive leadership team as well as the other 22,000 team members of the Terex family across the world. And for the support that the investment community has extended to us I am also grateful and thank you very much for that. A thank you is not enough, but it is a good beginning to the next chapter.

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